UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2012

Cardiovascular Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

651 Campus Drive

St. Paul, Minnesota 55112-3495

(Address of Principal Executive Offices and Zip Code)

(651) 259-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective July 2, 2012 (with subsequent clarification as to certain terms on July 23, 2012), Cardiovascular Systems, Inc. (“CSI”) entered into an amendment (the “Amendment”) to its Corporate Job Creation Agreement, dated June 16, 2009 (the “Agreement”), with Pearland Economic Development Corporation (the “PEDC”). Although CSI does not believe it was in default under the Agreement, in the Amendment the PEDC waives any defaults of CSI that may have existed under the Agreement prior to the Amendment.

The Amendment provides that CSI must create and maintain no fewer than 25 full-time equivalent employee jobs (the “Jobs”) at its manufacturing facility in Pearland, Texas (the “Facility”) by March 31, 2013, and must maintain such number of Jobs through June 30, 2015. After March 31, 2013, if the number of Jobs at the Facility falls below 25 Jobs for 90 consecutive days or below 20 Jobs for five consecutive days, then CSI will be in default under the Agreement, with no rights to cure such default. Once in default, CSI must remit to the PEDC 60 percent of all funds paid by the PEDC to CSI prior to the Amendment, if such default occurs prior to July 1, 2013; 40 percent of all funds paid by the PEDC to CSI prior to the Amendment, if such default occurs between July 1, 2013 and July 1, 2014; and 20 percent of all funds paid by the PEDC to CSI prior to the Amendment, if such default occurs between July 1, 2014 and June 30, 2015.

The Amendment also provides that the PEDC will no longer guarantee the Texas Enterprise Fund and Skills Development Fund award provided in the Agreement. However, CSI will be eligible for a direct incentive of $500,000 upon filling 75 Jobs at the Facility by March 31, 2014 and maintaining such number through March 31, 2015, and an additional direct incentive of $500,000 upon filling 125 Jobs at the Facility by June 30, 2015 and maintaining such number through June 30, 2016.

The Amendment also provides that CSI will submit to the PEDC quarterly compliance verifications setting forth the number of Jobs at the Facility, each Job’s title and certain employee information, which verifications must be submitted through at least June 30, 2015.

The remainder of the Agreement remained materially unchanged.

The foregoing description of the material terms of the Amendment does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Amendment that will be filed as an exhibit to CSI’s Annual Report on Form 10-K for the year ended June 30, 2012.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Annual Compensation for Named Executive Officers

On July 24, 2012, the Board of Directors (the “Board”) of Cardiovascular Systems, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board, approved the fiscal 2013 base salaries for the Company’s executive officers. Effective for the fiscal year ending June 30, 2013, the named executive officers will receive the following base salaries as part of their compensation for fiscal 2013:

Name/Title	FY2013 Salary
David L. Martin President and Chief Executive Officer	$500,000
Laurence L. Betterley Chief Financial Officer	$321,090
Robert J. Thatcher Executive Vice President	$303,188

Bonus Plan for Fiscal 2013

        Also on July 24, 2012, the Board of the Company, based upon the recommendation of its Compensation Committee, approved the fiscal 2013 executive officer bonus plan (the “Bonus Plan”). Pursuant to the Bonus Plan, the Company’s executive officers are eligible to receive cash incentive compensation based on the Company’s achievement of revenue and adjusted EBITDA financial goals for the first six months of fiscal 2013 as well as the full fiscal year. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation, in addition to an add-back of depreciation and amortization. Target bonus amounts are weighted 67% for the revenue goal and 33% for the adjusted EBITDA goal. None of the executive officers is subject to individual goals under the Bonus Plan. Target bonus levels as a percentage of base salary are 100% for the President and Chief Executive Officer, 60% for the Chief Financial Officer and 50% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn 75% to 150% of their target bonus amount for adjusted EBITDA and 50% to 150% of their target bonus amount for revenue; however, in the event of extraordinary revenue or adjusted EBITDA performance above the goals set by the Board, the participants could receive incentive payments greater than 150% of their targets based on extrapolation of the bonus-to-performance ratio set forth in the Bonus Plan, with no maximum payout set under the Bonus Plan. The Bonus Plan criteria are the same for all of the executive officers.

The Bonus Plan also provides “management by objective” (MBO) targets related to certain predetermined FDA regulatory and sales productivity milestones for the first six months and last six months of fiscal 2013. Achievement of the MBO targets could result in additional cash bonuses to executive officers for each target achieved of 3.75% of their annual base salaries for each of the periods. The Compensation Committee also has authority to grant additional discretionary cash bonuses of up to 20% of annual base salary for any executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2012

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer